                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-43521

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JANUARY 9, 1998

     This Prospectus Supplement amends and restates pages 11 and 12 of the Prospectus dated January 9, 1998, as supplemented by a Prospectus Supplement dated February 17, 1998 as further supplemented by a Prospectus Supplement dated April 28, 1998. Except as set forth herein, the contents of the Prospectus remain as set forth therein.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of November 30, 1997 with respect to the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering and the maximum number of shares of common stock being offered hereby. Because the Selling Stockholders may offer all, a portion or none of the Shares offered pursuant to this Prospectus, no estimate can be given as to the number of Shares of Common Stock that will be held by each Selling Stockholder upon termination of this offering. See "Plan of Distribution." To the extent required, the names of any agent, dealer, broker or underwriter participating in any such sales and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The Shares offered by means of this Prospectus may be offered from time to time by the Selling Stockholders named in the following table. Other than as a result of the ownership of common stock, none of the Selling Stockholders has had any material relationship with the Company within the past three years, except as noted herein.

                                                                                           NUMBER OF SHARES OF
                                                                                              COMMON STOCK/
                                       NUMBER OF SHARES OF             MAXIMUM           PERCENTAGE OF CLASS TO
                                          COMMON STOCK           NUMBER OF SHARES TO         BE OWNED AFTER
                                         OWNED PRIOR TO          BE SOLD PURSUANT TO          COMPLETION OF
               NAME                       THE OFFERING             THIS PROSPECTUS            THE OFFERING
               ----                       ------------             ---------------            ------------
Andre C. Dimitriadis /1/                     30,314                      30,314                    ___

The Sisters of St. Louis                      1,000                       1,000                    ___
     (Monaghan)

LTC Healthcare, Inc.                         30,847                      30,847                    ___

Charles Samuel Allmond                        6,231                       6,231                    ___

Alfred W. Clark                               2,692                       2,692                    ___

The Girvin Group                              2,692                       2,692                    ___

John M. Hartz                                10,769                      10,769                    ___

----------------------

/1/   Mr. Dimitriadis served as a director of the Company from July 1994 to
  September 1997. In February 1998, Mr. Dimitriadis donated 1,000 shares to The Sisters of St. Louis which proposes to sell such shares hereunder.

         The date of this Prospectus Supplement is September 25, 1998.

                                                                                           NUMBER OF SHARES OF
                                                                                              COMMON STOCK/
                                       NUMBER OF SHARES OF             MAXIMUM           PERCENTAGE OF CLASS TO
                                          COMMON STOCK           NUMBER OF SHARES TO         BE OWNED AFTER
                                         OWNED PRIOR TO          BE SOLD PURSUANT TO          COMPLETION OF
               NAME                       THE OFFERING             THIS PROSPECTUS            THE OFFERING
               ----                       ------------             ---------------            ------------
Geoffrey O. Hartzler                         10,769                    10,769                      ___

Christopher T. Ishikawa                       6,231                     6,231                      ___

Thomas W. Knaup                               5,384                     5,384                      ___

James J. Pieczynski /2/                      18,695                    18,695                      ___

St. Michael's Elementary School               1,000                     1,000                      ___

Howard J. Privett and                        26,923                    26,923                      ___
Nell K. Privett

Pamela J. Privett                             6,231                     6,231                      ___

Albert Silverman                              5,384                     5,384                      ___

Robert V. Siebel /3/                         65,745                    65,745                      ___

Zachary H. and                                5,384                     5,384                      ___
Rhonda L. Shafran

Thomas Turner Stuart                          5,384                     5,384                      ___

Roger Wittlin                                 8,076                     8,076                      ___

Evelyn Yalung                                11,231                     6,231                     5,000

Consulting Management &                      48,461                    48,461                      ___
 Education, Inc. /4/

Consolidated Services, Inc.                   2,692                     2,692                      ___




---------------------
/2/ In April, 1998, Mr.Pieczynski donated 1,000 shares to St.Michael's Elementary School which proposes to sell such shares hereunder.

/3/  Mr. Siebel is the President of CME.  See Note 4.

/4/ In connection with the acquisition of Carriage House, the Company has assumed the obligations of Consulting Management and Education, Inc. ("CME") which had guaranteed certain construction loans in favor of LTC Properties. See "The Merger."

                                       2